Exhibit (a)(5)(vi)

0 1 - F e b - 2 0 1 2

Roche Holding AG ( R O . C H )

Q4 2011 Earnings Call - London

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

CORPORATE  PARTICIPANTS

Severin Schwan	Alan Hippe
Chief Executive Officer, Roche Holding AG	Chief Financial & Information Technology Officer, Roche Holding AG

Pascal Soriot	Karl Mahler
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG	Head-Investor Relations, Roche Holding AG

Daniel O'Day
Diagnostics Division, Chief Operating Officer, Roche Holding AG

OTHER PARTICIPANTS

Sachin Jain	Amit Roy
Analyst, Merrill Lynch International (United Kingdom)	Analyst, Nomura International Plc

Alexandra M. Hauber-Schuele	Andrew S. Baum
Analyst, JPMorgan Securities LLC	Analyst, Citigroup Global Markets Ltd.

MANAGEMENT DISCUSSION  SECTION

Severin Schwan
Chief Executive Officer, Roche Holding AG

Good afternoon, ladies and gentlemen. 2011 has been a very good year for the Roche Group, both from a financial point of view, but also in terms of the significant progress we have made in our late-stage pipeline.

Let me get directly into the overview of the financial results. We achieved all our targets we have set ourselves at the beginning of 2011. Overall, Group sales were up by 2% at constant rates; Pharma up 1% in spite of the expected decline of Avastin in the metastatic breast cancer indication in the U.S; Diagnostics, again, outgrowing the market, with an increase of 6%, primarily driven by our Immunology business and also by our strongly growing Tissue-based Diagnostics.

Operational Excellence is fully on track. We delivered CHF1.8 billion in savings as expected and as announced one year ago. Core EPS, up by 11% at constant rates. And based on these results, the Board proposed a dividend increase of 3%, which, in fact, is the 25th consecutive year of dividend growth.

One year ago, when I presented here, I stressed that on the one hand, we are going to continue to drive innovation and growth to drive our pipeline, but on the other hand, we have to equally work on our productivity. So, let me quickly show on a high level where we stand after one year.

Let me start on the efficiency on the productivity side. Again, we have increased our operating margins. We now stand at 36% relative to sales. And as you can see on the following slide, this is very much linked to our Operational Excellence program. You can see that we lost CHF600 million due to healthcare reforms in the U.S., in Europe, also Japan. We lost over CHF1 billion due to the expected decline of Tamiflu, of Avastin metastatic

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

breast cancer and also the patent expiries for Boniva and CellCept. We had an underlying profit growth of about a billion and you can see that we added another CHF1.8 billion due to the Operational Excellence program. So that has been key, that has been crucial to achieve the results we achieved in 2011.

As to the divided, as I said earlier, the 25th consecutive year of dividend growth. An increase of 3% in spite of the strengthening of the Swiss franc and that represents a payout ratio of 55%.

Now let me switch to the other dimension, driving our pipeline. And it's been really an impressive year for Roche in terms of pipeline progress. Just to give you an overview here, we had 20 late-stage clinical trials reading out in 2011 alone and 17 of those delivered positive results. So that is really outstanding, not only from a Roche perspective, but I think also from an industry perspective.

And that, of course, spills over into our late-stage pipeline. We have now 12 new molecular entities in our late-stage pipeline, and we made very good progress in 2011. In fact, we filed three new molecular entities, Zelboraf, malignant melanoma; Erivedge, we just got the approval in the U.S. two days ago for basal-cell carcinoma; and we filed pertuzumab in breast cancer, with very impressive data, and Pascal will in a moment give you more details in particular on those three filings.

Also, worthwhile to mention is that six out of those 12 new molecular entities, this is half of our pipeline, is now developed in combination with the diagnostics, with the companion diagnostics. So, Personalized Healthcare is now really moving from the labs to the patients. It's getting reality and certainly the highlight was the launch of Zelboraf last year, which was launched simultaneous with BRAF test from the Diagnostics Division.

Let me just share a few words on the proposed Illumina acquisition. One of the key success factors in Diagnostics, one of the most important reasons why we have outgrown the market year-over-year over the last couple of years is the complete solution we can offer to our customers. We can provide them a wide range of diagnostic tests based on a number of different human samples. And in order to be able to provide this wide range of tests to our customers, it is important to have the key technologies to perform those tests.

Now, we work on those technologies, of course, internally. They have developed many of those technologies in-house, but if you look back over the last 20 years, occasionally, we have the client key technologies to get them in-house and to build our platforms in our portfolio.

So, in the beginning of the 1990s, we bought the PCR technology, which is today the basis for molecular testing. There were no tests at the time. Today, this is a multi-billion segment and we continue to be the leader in this segment.

Later on, we bought IGEN, which is the basis for our growth in immunology with the ECL technology. as you now we have entered Tissue-based Diagnostics a couple of years ago with the Ventana acquisition and we do believe that gene sequencing will be one of these key technologies as we move forward to be this provider of a complete solution for our customers in Diagnostics.

So, let me now conclude with an outlook for 2012 and let me start on the sales side. Really the message here on this slide is that both for a Group and for Pharma, sales are going to accelerate again as we go into 2012. There is a base effect on Avastin, of course. We expect continuous growth in Diagnostics, in our key franchises in Pharma and, of course, we have a number of product launches Pascal will touch upon in a moment.

We will equally continue to work on our productivity. There's still another CHF600 million to go in terms of Operational Excellence. So we achieved savings of CHF1.8 billion in 2011 and we intend to increase this on a

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

ongoing annual basis to CHF2.4 billion for 2012. And this is exactly in line with what we announced already in 2010 and we are fully on the track to achieve that.

So, with this to conclude, sales growth expected to be in the low to mid-single digits on a Group and on a Pharma level. Diagnostics again to outgrow the market. Operational Excellence savings, as I said, of CHF2.4 billion, and we intend to increase our core EPS in the high single digits.

Let me also state very clearly that we will continue our attractive dividend policy and I emphasize irrespective of the planned Illumina acquisition.

So, on this positive outlook, Pascal, if I may hand over to you for Pharma.

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

Thank you, Severin. Good afternoon. It's really a pleasure to be here. About a year ago, I think I stood here at this very place. I think, Alexandra, you were sitting almost in the same seat in fact. And I was talking to you about 2010 and the setbacks we had in the portfolio, and I was trying to tell you the pipeline looked good and the future was good. But, of course, we didn't have much to show for it. So hopefully, you agree with me, we've made tremendous progress with that pipeline.

I have to say though 2011 was still a transition year. I think we made enormous progress, as Severin just told you a minute ago, as far as the portfolio for raising our pipeline. There's more to come in 2012 and beyond. It was also a transition year from a sales viewpoint. We had to deal with Avastin breast cancer. We had to deal with the remaining decline of Tamiflu coming from the disappearing pandemic sales. We had a couple of patent expiries still with CellCept, with Bonviva. We had the Japanese earthquake that impacted our Chugai friends in Japan. So, quite a number of events we had to manage and also, of course, very much though the austerity measures throughout the world, but particularly in Europe.

So, if you look at sales, you've seen the press release. You won't be surprised here. This is a reflection of this transition. We grew by 1% overall. I have to say, we grew in line with the market. We just have to accept that until two years ago, we had a pharmaceutical market that was growing by 10% a year and now, we're talking 0% to 2%. So, 1% is very much in line with the market. The U.S. grew by 3%. Western Europe declined, essentially because of the austerity measures, price reductions, but also very much the utilization controls. And, Japan was impacted by the earthquake, as I said. In the international markets, actually grew quite nicely. In fact, in Brazil, in Russia, in China, that are the three biggest emerging markets that we focus on, we actually grew faster than the market, in many cases, more than twice the market growth rate.

The good news is that in the quarter four, we saw an acceleration of our growth rate. As you can see here, the impact of the austerity measures in Europe is starting to decline a bit. We still experience negative growth, but better than the previous quarters. And you see here on acceleration in the international region and the United States, as we leave behind us the effect of the Avastin breast cancer decline.

And if you look at it on a product level, it is quite striking to see the impact of the international markets on Herceptin, as you can seen here in blue. Those markets represents the majority of the Herceptin growth. I know this is exactly what we told you about a year ago, we wanted to achieve through our various strategies, in particular pricing, increasing access, et cetera and you can see here that it is starting to pay.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

Not surprisingly, but suddenly sadly, the decline of Avastin is very substantial here, CHF600 million mostly due to breast cancer again, because in colorectal, we did quite well. We are stable more or less and in lung cancer more or less stable as well, so essentially a breast cancer impact here.

What I should tell you, you can see a nice continued growth for Actemra. You don't see here on this slide Pegasys. Pegasys declined slightly in 2011, but we had growth in the quarter four, in particular in the U.S. as we started the combination therapy promotion, and we expect more growth for Pegasys in 2012.

The P&L, Severin has commented on it from an overall company viewpoint and what you see here for Pharma reflects very much the corporate picture. We certainly managed our cost very actively in 2011. The impact of the Operational Excellence program was very substantial on our M&D cost, but also R&D and cost of goods. In fact, G&A declined as well. At face value, you see an increase, which is the excise tax. The reality is that G&A declined by 6%.

If I look at the main franchises now, first of all, oncology, of course. MabThera and Herceptin grew and both of those were very substantially, as I said earlier, influenced by the emerging markets, in particular Herceptin and I will come back to this a little bit later when I talk to you about the emerging markets. Herceptin is also fueled by the new indication, gastric cancer. MabThera/Rituxan's still influenced by the maintenance indication in the uptake in CLL. The decline here, the Avastin decline I've commented on, and you can see also quite a nice growth for Xeloda and Tarceva. Xeloda very much influenced by the emerging markets. China grew tremendously. We also had some help in the United States linked to insufficient supply of 5-FU in the marketplace.

Lucentis grew by 23%. In fact, what is interesting to note maybe with Lucentis is that in AMD, our share declined in the first part of the [audio gap] (0:14:34). And, in fact, in quarter four, our share of patients was higher than quarter three. So we experienced an increase in share. We had the initial effect of the custody, which I think we managed pretty well in fact, and after the events in September that surrounded this eye infections, suddenly we saw an increase in our share of AMD.

The RVO share development you can see it here. In quarter four, we also grew versus quarter three by a lesser extent. As far as 2012, our expectation is that we will grow through DME, of course, but that will only impact the second half of 2012. And we will be negatively impacted by [indiscernible] (0:15:23) in AMD and, to a lesser extent, in RVO.

Actemra, we've made pretty good progress throughout the U.S., Europe and the rest of the world. In the U.S., we are still without out the first-line indication. We just filed in December, as is written here. And as soon as we can get the approval for that indication, we believe it will make an impact because we will be able to promote that indication of course. We're looking forward to the head-to-head versus Humira results and we plan to file the subcu formulation, which is a very important development for Actemra, in particular in the U.S. market as you all know.

Now, the most exciting part of it all is the portfolio. And I must say it doesn't happen to many of us in the industry to have so many products to launch in such a short period of time. We've launched Zelboraf in the U.S. We are looking forward to getting approval in the E.U. and launching it and everybody's getting ready for this. We just got approval for Erivedge. We had to change the slide the last minute because we called it vismo until we knew we could call it Erivedge because we got approval for advance basal cell carcinoma with a pretty good label in the U.S. and our sales force is meeting in Las Vegas this week and, as you can imagine, they are very excited and they want to go home and start promoting Erivedge, which they will do as of Friday and next week. And we filed pertuzumab in the U.S. and Europe, and hopefully, this is a launch for the second part of 2012, at least in the United States.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

In the U.S., Zelboraf started very nicely. We have, together with our colleagues from Diagnostics – their U.S. teams have done a tremendous job actually, establishing the testing of BRAF. Our test did extremely well and 61% of patients are now being tested. And of those that are tested positive, if you remember, about 50% of melanoma patients are BRAF positive, so of those who are BRAF mutated, 78% receive BRAF already. So, a tremendous launch and very exciting results so far for this product.

Erivedge, this is – basal cell carcinoma, as you know, is a terrible disease. I mean, if you are metastatic, of course, it is really bad, but even the advanced cases that are not yet metastatic are really representing a terrible disease for patients who have no options. And those patients who have – who are no longer a candidate for surgery are really in a very difficult situation and Erivedge will be a very nice new option for them.

As you can see here, on the left-hand side, from the top to the bottom, the effect of the drug on these tumors can be quite spectacular, and some patients have experienced a 100% response. You can see here, we estimate – it's a very difficult estimate actually to make I must say, but we estimate that there is about 20,000 patients who are potentially benefiting from this product in Europe, Australia and the United States.

And finally, pertuzumab. I know you are very familiar with these products and you realize the significance of this data, but let me just remind you. Six months of PFS benefit is really substantial in the metastatic setting. When we introduced Herceptin on top of chemotherapy, Herceptin brought six months of PFS benefit, and we know what that meant to patients in the adjuvant setting. We've saved thousands of lives of women with HER2 positive breast cancer treated in the adjuvant setting.

And we basically hope to be able to do the same way as pertuzumab in combination with Herceptin. We have, as you know, a study that is ongoing in combination, Herceptin/pertuzumab in the adjuvant setting that hopefully will be positive. And certainly, we expect to have the same impact on breast cancer with pertuzumab than we had with Herceptin, so very substantial benefit.

Let me just say a few words about the emerging markets. First of all, you can see here we accelerated our growth rate in the last couple of years. We are growing by 13%, 14%. Couple of notes here, as I said before: in china, Russia, Brazil, we are growing faster than the market, in some cases twice as fast as the market. So the people who actually doubted that our portfolio could succeed in those countries because of the nature of our products and the price of our products, hopefully, those people will now agree that we can succeed with innovative drugs in those markets.

Maybe another comment is you can see here, India is relatively smaller. We've had a very successful profitable business in India, but too small. And what we are now doing, planning do is to expand it. We are planning to partner locally to manufacture the late-stage manufacturing of [ph] Herceptin/MabThera/Pegasys (0:21:05). We will adjust our price and increase our promotion and certainly hope to grow our volume and our sales in India. And in China, we've also expanded tremendously the sales force. Growth rate was in excess of 30% last year.

So just to say a few words about what are we trying to do, because I know sometimes people get a little bit confused as to what it is we're trying to achieve in the emerging markets. First of all, I think it's important to understand that in many of those countries, there are really kind of two or three segments. In the Western world, in Europe, essentially there is one segment, which is the public market. The drug is reimbursed or not by the government and that's it.

In many of those countries, you have a public segment that exists. You have an out-of-pocket segment that exists, and you have a private insurance segment that exists and this is a schematic representation. As you can imagine, those three segments vary dramatically from one country to another.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

In China, the out-of-pocket segment is very big. We hope to grow the private insurance segment. In Brazil, private insurance is bigger. In all of those markets, the public segment is very large potentially, but we haven't really penetrated that segment very much with our products. We have penetrated the private market and we've penetrated some of the out-of-pocket market, but there is a still a lot of room for us in the public segment.

So what we're trying to do is create the private insurance market and we have done very well in China, for instance. 1.4 million policies issued in China around catastrophic illnesses, very much cancer actually, and very much influenced by us and our efforts in this private insurance segment. And, of course, also we're trying to get into the public segment and shrink the out-of-pocket segment, which is, of course, more difficult.

So what are we trying to do there? First of all, I mean, the first thing is that there is a wide range of activities or options, depending on the country you are in. So there's no one thing I can tell you that we do that works everywhere. The world is very fragmented and so we have to adapt to every country. But, for instance, we have patients' assistance programs. In China, we've launched that in August last year and, essentially, patients pay for the first few months of treatment and we give them the following few months of treatment for free. And the reason is, typically they take their drug and then they stop because they can't pay anymore. And so, we now will help them complete their treatment.

We have another option, which is to launch a second brand to access the public market at the different price point. I know it sometimes sounds a little bit counterintuitive that you could have the same product in a country with two brands at different prices, but in many of those countries, it is possible to do.

And finally, I've got here what I've called the tailored models, which is a wide range of things with, for instance, in the Philippines, in Morocco, in a number of countries, we actually price on the basis of income. So we do income tested pricing, so you pay different prices according to your income level.

So this is China, for instance. We launched this program in August and you can see here the increase in the number of patients is very substantial after we introduced that program. And essentially, it is because physicians are less reluctant to initiate patients because, in many cases, they thought that if the patient takes the drug for four or five months and then stop, in many ways they have wasted their money because they don't get the full benefit. And now, they're initiating more patients. So we've seen a very substantial impact. Tremendous growth of our Herceptin sales in China last year.

This Pegasys example of a second brand in Egypt. It's a small example, but Egypt is a very substantial country for us for Pegasys. And you see here, the introduction of the second brand called Pegferon that is targeting exclusively the public market, the government has generated a tremendous amount of additional sales and lots of volume and, of course, many more patients being treated for their hepatitis.

Let me conclude with this table that shows you the major news that we expect in 2012 and a little bit little of 2013. I won't go through every single project here, but just like to give you a few thoughts.

First of all, we started very well. You see we have succeeded with TML. We had pretty good results with that study and I think that study will actually influence Avastin not only in colorectal cancer but potentially also influence the perception of Avastin and its efficacy and Erivedge got approved. So you can see here a large number of potential good news throughout 2012.

The approval of Zelboraf in the E.U. of course. T-DM1 is in the second line setting, but those data will be really critical. Herceptin, two-year data will be critical. The subcu programs for Herceptin/MabThera will be critical and

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

also Actemra subcu will be an important one. So you can see here also potentially a lot of opportunities for us to keep building the strengths of the pipeline.

Thank you very much. Daniel?

Daniel O'Day
Diagnostics Division, Chief Operating Officer, Roche Holding AG

Thank you, good. Well, good afternoon, everybody. It's a great pleasure to see so many faces that I also saw here at the Diagnostics Day in September this year. So I know there's a real diagnostic expertise in the room now. So I can accelerate right through these slides. But it is a great pleasure to show you what's happened since September as well.

We had a very strong year in 2011 in diagnostics. You've seen the results but we grew at 6% overall in the Diagnostics business in a market that was growing 4%. I'll remind you again, we're the world market leader in Diagnostics, with a slightly over 20% share and the next competitor at 12%.

So you can see each business made contributions, particularly in terms of the progression of their portfolio, and I'll talk through each one in a bit of detail, but the Professional Diagnostics business, our largest business, and Tissue Diagnostics were the main drivers of the absolute growth amount as well.

I'm pleased to say as well, also with some encouragement from all of you, we continued to increase our margin performance as well in 2011, with a 14% improvement in the cooperating profit margin, brings us to 22.4%, which given the mix of our businesses, is clearly at the top end of the range for margins in this industry.

We continue to focus on our efficiency programs within the division and I'm particularly pleased that the cost of sales line here because it's something we've systematically been looking at in terms of how do we drive a sustainable cost of sales that grows slower than the sales line. And that allowed us also to do some [ph] disproportionate (0:28:37) investment in some of our growth lines, the R&D line, the M&D line to drive some of our new launches and some of the exciting projects in our portfolio, as well as, and I'll get to it, three acquisitions that we did in 2011 are also contributing to some of the growth in those lines.

Now, just to give some context to how we've been growing vis-à-vis the markets, I could go back for four or five years and the trend would be similar, but systematically we have been quarter-by-quarter growing faster than the marketplace. The quarter four is an estimate of around 4%. We think the full year for 2011 will be around 4% compared to our growth of 6% and one of the ways we were able to do this is, obviously, our large economies of scale out there. We have the largest footprint of instruments of any company out there. We're operating in more than 130 countries and we were able to supply to that large instrument base more than 60 new assays and instruments that were launched in 2011, just to give you an idea of the magnitude of the number of new assays, high medical value assays that were launched under those instruments and are driving both our sales and our margin mix as well as we move forward.

On the regional side, we grew at or above the market in each one of the regions around the world. They obviously have different dynamics. In North America, we grew at 4%, and I'll get to this in a little bit, but actually, we have been waiting for some product approvals, as you know, in Diabetes Care in North America. We now have those, but they came at the end of the year, so actually, our North American Diabetes Care business declined by around 4%. The rest of our business actually grew by 7% in the United States, which is well above the market. And particularly in our Professional Diagnostics business, we grew at 9%, we're continuing to grow and capitalize on

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

market share in our number one business in North America. So there is some good momentum in North America and I'm convinced also with Diabetes Care, we'll continue that.

EMEA, obviously the largest region, was a story of different countries with different challenges. Clearly, we had some countries that were significantly challenged by the economic environment, others that grew quite nicely, but overall, 3% was a growth above the market in EMEA and it also contributed to our growth.

Japan, in a year that was clearly challenging, I hope the most challenging year for Japan they'll see in my lifetime, the market growth was around flat and we grew at 6%, which is a real tribute to the team there.

Latin America at 15% and then that Asia Pacific growth at 17%, just to give you a little more color to that. We're by far the number one company in Asia, with a 23% growth and one of the countries that's really fuelling that growth is China. And you can see here, I wanted to give you some perspective over the past five/six years, we've grown two times the market growth rate there, a CAGR of 36% over those five years. And I firmly believe that with the continued spend on infrastructure in China, we can continue to have significant growth. In fact, when we look at our plans for the future, we look at taking our installed base, which is in the larger cities in China, now to more than 150 cities that have more than a million population per city. So, there's plenty of expansion potential opportunity in China. We're doubling our workforce at a pretty steady pace there, and I think there's still a lot of exciting growth out of China as we move forward that will also contribute to our Asia-Pacific growth. So, that's the regional look.

If I just focus a bit on the businesses. Professional Diagnostics, as Severin mentioned, 9% growth. The Immunoassay portion of that business is more than a CHF2 billion business, grew at 13% last year. And if you look at the past 10 years, that has a CAGR of around 13%. Continue to have innovation of new assays on those tens of thousands of instruments out there in Immunoassay. It's really a strong business model and it's also one that we lead in today.

Diabetes Care, we had strong growth in the emerging markets. We had the slight decline in North America, like I said before. But the good news is, new products now coming through to the North American market.

Molecular Diagnostics, where we are the world leader there, grew nicely in virology. We had some exciting new launches there, as well with HPV being launched in the United States. Good initial uptake, good influence on physicians that are more and more demanding genotype 16 and 18.

And also the exciting news in Europe, we had the first tender in Sweden for primary screening for HPV that we exclusively won with Roche, also in a large part due to the importance of genotype 16 and 18. And some move afoot in some other countries to begin to look at primary screening as a route for HPV.

So, although this is a journey for us in terms of changing medical practice in cervical cancer, we're starting to get some good take-up in the countries. I'll get a little bit to the Companion Diagnostics as well.

Applied Science, clearly a challenging year for most companies in the life sciences sector. The research market was challenged, the funding market. In addition, we had some one-off effects from 2010 to 2011, with some H1N1 sales when that virus was circulating that has not been re-circulated in 2011.

And then finally, Tissue Diagnostics, 15% growth, more than 20% growth outside the United States, which will also become important when I talk about the transaction rationale for Illumina. But it demonstrates the advantages of the Roche global network and being able to drive those products also globally very well, in addition to 29 new antibodies launched in the system last year.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

So just to give you a picture of what this new product looks like in the United States. This is the Nano, which is a sleek new, no-coding meter for the United States diabetes care market, the largest diabetes single country market in the world. This will allow us, along with other products that we now have in regulatory review, to be able to get momentum going again in our North America's diabetes care market.

This was clearly the areas you've heard from both Severin and Pascal, where personalized medicine at Roche, left the labs and came again with new launches to the commercial – to our patients and to the physicians out there and that was certainly true. This is just one example, one of our businesses. We have other products that were launched in our Tissue Diagnostics business and others. But within Molecular Diagnostics, the three most common types of mutations that are looked for in cancer, we now have tests on the marketplace, so BRAF, EGFR, KRAS, highly reproducible tests, very strong mutation coverage, which is important with these particular assays. And very importantly, we got off to a very good start with the launch in the United States, with our two sales forces with BRAF and Zelboraf. And we'll be repeating that now around the rest of the world and looking forward to the other Companion Diagnostics to come to market as well.

We had three acquisitions last year in the Diagnostics business, two that were supporting our largest business in Professional Diagnostics, PVT, a supplier of front-end automation for our very largest lab customers, and Verum Diagnostics, a small company that produces a platelet coagulation function testing, which again, to this breadth of technologies, will allow us to be – have an even wider breadth of technologies in the coagulation space vis-à-vis the competition.

And very importantly, in Tissue Diagnostics an acquisition of a company in Germany, in Heidelberg, Germany called mtm, which has the unique biomarker called p16, which essentially works hand in hand with our HPV 16 and 18 assay and molecular. The 16/18 assay is a screening assay, whereas p16 is a diagnosis and a monitoring assay with very high specificity and high sensitivity. The combination of the two has the potential to essentially replace PAP smear and significantly reduce the number of women that would be exposed to cervical cancer, by both identifying them early through a screening program, and then ascertaining which ones are likely to go onto disease, with what rapidity and good monitoring. So, this is something we're very excited about and it's the second acquisition we've had within the Tissue Diagnostics business in not so many years.

So, with that, I want to move to the Illumina acquisition, give you a little color for why we're excited about this, why we feel the combination of the two organizations really gives strength to where this technology can go into the marketplace.

Many of you may be familiar with Illumina. It's the world leading company in sequencing today by far and also in microarrays. It's a company that has about U.S.$1 billion turnover in revenue. It's a company that has strong revenue generation, strong profit generation, strong cash generation and a very good track record of delivering continual upgrades in technology to the marketplace.

It's also a company that's predominantly focused today in the U.S. marketplace, with more than half of its sales in the U.S. marketplace. And it's a company that's been focused on the large genome centers, the large academic centers around the world. And you can see 80% of their growth or their business today comes from that as well. It'll be important when I talk a bit about the rationale for how we can expand that.

But the question is why is this the right acquisition and why is this the right timing? There are four major reasons that I just want to touch base on here. The first one is this is a very attractive, exciting market in diagnostics. It's a billion U.S. dollar market today. We expect that go to U.S.$2 billion in 2015. And what's driving that are two different things. One is deeper penetration into the research marketplace, and that's really the short-to-medium

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

term opportunity. And the medium-to-longer term is the transition from research into clinical care, into the hospitals, into the patient bedside. And both of those are interesting to us. Both of those are things that Roche can contribute to.

And the reason that that is being driven into those two segments is to twofold. Number one is that the technology has come now to prime time basically. So it used to take 13 years and U.S.$3 billion to map a whole genome of one's body, the instruction manual for your body. And today, we can do it in one day and several thousand dollars. So I mean there's a huge advance even in 10 years, from 2003 to today, and that repetitive technology, the ease of use of this technology is what it allows now to go from the large genome centers into the bench-top lab of every research center around the world. And it's also that' same advancement in technology that allows us to look at using this more in the clinical setting.

And, of course, the pull and the demand from the clinical setting, is the greater understanding of the generic variation of disease and the ability to have therapies to actually do something about it, once you identify those mutations. So, these are the types of the dynamics that are driving the market growth.

The second major rationale is that our portfolios are very complementary. They're complementary in terms of the sequencing in the Microarray business. Today, our focus has been on long-read business, which is appropriate for de novo sequencing, some amplicon sequencing, certain aspects of sequencing, and the Illumina technology, the short-read technology for high throughput, whole genome or whole exome sequencing. And these two things combined can work very well together, just to give you one example within one of our technology areas.

And then, of course, the other advantage is that the technologies we have in Roche work together. So sequencing will in the future work with the Tissue Diagnostics, because it will still be important to look at cells in context, morphology in context, it works together with Molecular, works together with the protein expression in our Professional Diagnostics business. So, the more and more mosaic nature of understanding the nature of disease is benefited by the technologies we have within Roche.

I told you a little bit about Illumina. Unlocking the commercial potential has two different aspects to it. One is a geographic aspect: taking it from more of a U.S.-focused business to a more international business. You've seen the results also with Ventana since 2007. We can immediately put it into our broad geographic network.

The second thing is to dig deeper into different customer audiences. First, as I said, deeper into the research audience, small-to-medium size research labs where we have a presence today, and eventually, to go into the clinic, into the hospitals and into the physician world, where we have a very large field for us around the world. So this will come in stages, but there's tremendous ability to take this technology and really accelerate its uptake into different aspects of the commercial world.

And then finally, entry into IVD, and this is no small task as we know within Roche. We have more than 30 years of experience of taking technologies from the research setting into the highly regulated environment. And it's a challenge and it's not a static challenge because the regulations continue to increase. This is an ongoing challenge that requires a great deal of expertise, everything from the way you develop the product, to the way you manufacture the product, to get it through the regulatory authorities and then into the commercial setting.

So, again, that's why I believe that uniquely Illumina and Roche have the best potential to take this technology that has matured and is really ready to go into these new segments together. So, that's what I wanted to say about Illumina.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

You know also that we intend to combine our Applied Science business with Illumina and put the new headquarters in San Diego, which is where the core of the business will be. But we will continue to have our operations also in Penzberg, Germany, which is an important Diagnostics site for us as well.

So, to close, I just want to close on the key launches for 2012. We intend to launch, again, around 40 instruments and assays in 2012. We've selected about 16 that we think are important to monitor. And we already have two launches. In January, we had, as I mentioned before, the Accu-Chek Nano launch, that's a Diabetes Care launch in the U.S. And just today, we announced that we have CT/NG also now available on our cobas 4800 system in the United States.

This is the same platform that we run our HPV on, also our oncology menu on. And it's an important menu addition to our U.S. offering for our cobas 4800 and will also help us to accelerate the HPV launch, because there are some customers that use both of these assays together. So, having a broad menu is important.

And again, we reiterate our guidance of continuing to grow faster than the market also in 2012. So, with that, thank you very much. I'll turn it over to Alan on the finance side.

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG

Yeah. Thanks, Dan.

Daniel O'Day
Diagnostics Division, Chief Operating Officer, Roche Holding AG

Over to you.

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG

Thank you. I've now, I guess, two challenges, and the first challenge is presenting after Dan is a challenge for itself, yeah, and you know what I'm talking about. And the second point is you guys did tremendously well because evidently, the market perceived your messages very positively. So let's see what I can bring to the table.

I think the financial performance in 2011, and let me give you some highlights, on one hand, certainly the core EPS went up by roughly 11%, 10.6% to be precise. And it was on one hand driven by the operating performance, as you've seen already presented by Dan, as well as by Pascal, but the other point was also the financial result, yeah. And we will take a little bit of look at this later on.

Second point is Operational Excellence. So the year 2011 was certainly characterized by the good pipeline progress. But it was also a year of tough decisions and strict implementation and that worked very well. And as you've seen also, I think we are not at the end with Operational Excellence. We would like to deliver the CHF2.4 billion and that's what we're committed to and I think we're well on track.

Operating free cash flow, well Illumina was mentioned quite a couple of times, yeah, so the question about what can we bring to the table in case of cash flow is an evident question. And I think when you look at it, I think the operating free cash flow came up quite significantly. I will talk about that. And it also allowed us, yeah, to early buy back bonds of CHF3.2 billion, which was quite helpful as you can see later on.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

The dividend point is a very important one and I will have later on the outlook. You see the dividend, yeah, and that's the proposal to the AGM. If the AGM approves this proposal, it will be increased for the 25th consecutive year and will result in an increased payout ratio of 55.3%.

Pretty busy slide, admittedly, but I think it tells a lot of the story. I don't want to dig too much into sales, but when you look at the core operating profit, coming up by 6% and 14% increase in Diagnostics, 6% increase on the Pharma side, so that's one side of the story. The other side of the story is the core net financial income. And you see here that, in fact, the cost burdens that we have had in that line came down quite significantly. And, in fact, this was done due to that we really reduced that and therefore the interest expenses, this roughly accounted for roughly CHF400 million.

The other point was really a little bit of currencies that helped us, roughly CHF200 million, and the other point was we had less cost for bond buybacks, yeah, which helped us with about CHF100 million. So I think that delivered us quite some momentum and when you look at the core net income, that came up by 11%, this certainly was a driver for the core EPS growth of 11%.

The next two lines are also pretty important because when you look at the operating free cash flow and the free cash flow at itself, also look at the growth rates, yeah. Plus 14% for the operating free cash flow and for the free cash flow itself, plus 21%.

The P&L. When you look at the P&L, I think you see all the characteristics coming from Operational Excellence. And there is one thing we have to mention in G&A, that's the excise tax. The excise tax accounts for U.S.$168 million, related, or let's say equaling CHF149 million, so that's one thing. And when you deduct there, G&A would have come down by minus 3%, so I think that's also an achievement, cooperating profit up by 6%.

I now want to dig into that slide. I think Serverin has done that job already, yeah, with the CHF1.8 billion in saving and what I would like to refer to is the head count. And as I said, it's been a tough year of strict implementation. In the OpEx reduction, we have said when we introduced the programs that we would like to reduce the head count by 4,800 people.

Where the status at the end of the year is 3,850 people have left the company, 690 are notified already, so we end up with a number of 4,540 and, as you know, OpEx is not finalized. OpEx is still running. We have CHF600 million still to deliver. So the 4,800 seems to be quite a pragmatic number here.

The head count development overall, just to make that transparent. What has happened with the head count overall and you see on one hand, we had the reduction, on the other hand, we have increased head count quite significantly. And I guess in the areas where it counts, in Pharma in China, plus 770 people. I think Pascal had shed some light on this one, and the tremendous growth we are enjoying in that region. And then we have Diagnostics, and Dan has spoken about the acquisitions already and the acquisitions account for roughly 300 people out of these 1,500 mentioned on the slide.

The margins, 35.6% for the Group and you see the margin for the Pharma division being at 40.9% and I think here, we've heard some points about slowing momentum in the second half and I think we have a relatively simple explanation for that one. I think everybody has heard what happened to Chugai, yeah, in the earthquake. And you can imagine, yeah, when you look at the margin in the first half, the margin for Chugai improved quite significantly. Why? Pre-stocking, yeah. After the earthquake, there was a little bit of pre-stock – not a little bit, quite significant pre-stocking. And then the margin came down in the second half, yeah, for obvious reasons and all the supply changes that Chugai had. And I think that's really the reason why you see a certain slowdown. I

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

think everything else really went into the right directions. And you see the Diagnostics Division at 22.4%, really heading into the right direction and Dan has explained why that happened.

Yeah, cash flow. And I will come back to the cash flow scene quite a couple of times. You see here the cash flow margin, yeah, came up quite significantly to 32.3%, equaling CHF13.7 billion for the operating free cash flow, an increase in constant exchange rates by 14%. Why do I mention this a couple of times? We have a lot of questions about dividend, financial flexibility and so on. So we thought, okay, we take two years, yeah, and explain it a little bit what we do with this cash flow.

When you look 2010 and 2011, let's stipulate first, and this is all in constant exchange rates for the year 2010, yeah. Let me mention this because you won't find these numbers in the financial report. But we have mentioned, yeah, once again, the number for the operating cash flow for 2011, CHF13.7 billion, it's mentioned on the slide. But let me start with 2010. You see the CHF14.1 billion, then you see the dividend of CHF5.3 billion and then you see the resulting free cash flow of CHF4.7 billion.

When you look at 2011, operating cash flow, yeah, went up quite significantly by 14% to CHF16.1 billion as said, at constant exchange rates 2010. The dividend, CHF5.8 billion, yeah, if it's going to be approved by the AGM. Then we have tax and treasury and then we have a resulting free cash flow of CHF5.7 billion, yeah. And you might remember when you look in the actuals, yeah, it's CHF3.9 billion, but there's a lot of currency effect as you can imagine.

But I think what is that slide telling us, yeah? It's telling us that there is enormous financial flexibility and I think what Severin has pointed out right at the beginning, it is very clear, the Illumina transaction is not impacting our attractive dividend policy, not at all.

The core net financial result. I made quite some remarks about that already, yeah, and you see what has happened on the financial income and on the financing costs. And I should mention here, in fact, that the income and the cost for pensions are netted here in this slide, but what you see here quite a significant improvement that we have had in case of financial result. And certainly, this is driven by the lower debt that we have on our balance sheet and that helped us quite a lot. So you see really we used the free cash flow to reduce the debt.

Payout ratio, yeah, what can I say. 2010, 51.6% and with an increase of the dividend to CHF6.8 per share, so an increase of 3% will bring the payout ratio to 55.3%; quite a significant increase in case of the payout ratio and certainly the strong Swiss franc is contributing to this one.

Improving financial strengths, yeah, and, in fact, my whole presentation is, well, focused on this one. I think a pretty good example is the Genentech transaction. And you might all remember what a massive transaction this has been. And at that time, it was about CHF48 billion additional debt on the balance sheet of Roche.

And when you look at it today, you might ask yourself what has been repaid, yeah, in the period since the transaction was done. And repaid is 42%, which equals CHF20 billion. So of the CHF48 billion, CHF20 billion are paid back. So CHF28 billion remain with us. If you look in the balance sheet, you might find CHF26.7 billion in case of debt. Well, the difference is certainly currency, yeah, so that's what fluctuating here. This is at the rate at the date of issuance, yeah, when the transaction was done.

But I think you're very clear. I think the debt reduction is something we're after. And you also see for 2011, the early buybacks that we have done, which equaled an expense and a cost, yeah, that we have had in the P&L of CHF172 million. And when you compare it to the costs we have had for bond buybacks in 2010, at that time, we had CHF255 million. These are the CHF83 million that I have mentioned when it came to the financial result.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

What are we aiming for, yeah? What is the right leverage, yeah? And I get this question – we get this question really on a constant basis. So we thought we'd think about it and we did a relatively simple thing, we did a benchmarking in the industry. And let me raise one point. I think Roche has one of the highest leverages in the industry, no doubt about that. yeah. And when you look at Big Pharma, I think we have the highest one.

So definitely, bringing the debt down and using the deleveraging effect, which brings momentum to core EPS growth, I think it's a natural thing happening to us. And where you see it in 2010, we have been, and the ratio is net debt on total assets, at a ratio of 31% and we brought it down to 25% in 2011. And then we will see, yeah, how we move and where we would like to be is between 0% and 15% net debt on total assets.

Now you might ask to yourself, how is that fitting together with this net cash positive target, being net cash positive in 2015. And there are two things to mention. I think the first thing is certainly, we're after the cash flow, yeah. And we want to be efficient, yeah, and we would like to drive that cash flow generation of the Group to pay debt down. On the other hand, there is the cost of capital argument. No doubt about that one, and that's also what we're looking at. And therefore, we said being between 0% and 15%, that might make sense, and I think it's well in the region where the whole industry is.

Balance sheet, not a lot to mention, yeah. When you look at cash on marketable securities, still at roughly CHK11 billion, which tell you a little bit, yeah, also in the case of the Illumina transaction. The other point is the equity and the equity ratio increased from 19% to 24%.

And when I talk about the balance sheet, I think I have to talk about the receivables, yeah. And certainly, also the situation in Southern Europe, yeah. We've been in the media and I think Severin started it off, yeah, raising that topic. And, well, you know the media and the press was not just positive about it, but we saw that's really something we have to work on and we did, yeah.

And I have to really – have to say my colleagues because, well, they – we all – this is a joint effort, yeah, that we have done and we have started that journey. And you see what happened to Group receivables overall in the year 2011. We have had an increase of about 6%, yeah. And admittedly, that's higher than sales. I think that's the first thing, yeah, that we have to stipulate.

Growth rate for receivables, higher than sales. So I think it's quite evident for us that that's something we have to work on. When you look at the receivables in the Southern European countries, they came down by 4%. Certainly, yeah, we had some help from forfeiting, we had some help from the Greek bond, yeah, that we got and that we sold, yeah, with a discount of 26%, that helped a lot. But I think for us the most important thing is that we have really a very consistent program now that we have installed, with very rigid now credit limits, yeah, with the forfeiting deals that we take care of and certainly, with also new commercial policies that we have introduced and that we follow up very consistently and continuously. And I think it really pays off and goes into the right direction.

Couple of comments on Illumina. I guess I have set the ground for the financial flexibility already. I think that's pretty much done, so let me really just raise a couple of things here. The financial terms you're aware of that. $44.50 per share that's our offer and we think that's a very, very attractive offer for Illumina shareholders. We have started, yeah, with the tender offer. Illumina has to respond within 10 business days and we will see what their answer is. And that will lead into the next steps of the process. And what we have also started is the proxy fight and we have proposed new directors, yeah, for the Board of Illumina and we will see how this process is going to progress.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

With that, let's come to the outlook. And I have to do some housekeeping first. When you look at the currency rates, yeah, and you might remember for the year 2011, I think our predictions were not so bad, yeah, but certainly, thanks to the Swiss National Bank, yeah, keeping the interest rate relatively stable, so that helped. So we thought okay, well, we can take a look at 2012 and we do a simple thing, yeah. In this slide here, we're just assuming that the exchange rate, yeah, at the end of 2011 remains stable, yeah. during the course of 2012. And if this is going to be the case, well we will see, it looks like a relatively calm year, yeah, in case of currency impacts, but let's see, yeah. I think one thing is for sure that our assumption is wrong, but nevertheless, I think it's quite valuable to make this statement and let's see.

Yeah, the other priorities for 2012. As I said, this improved efficiency thing is not over. Operational Excellence is still ongoing. We have generated CHF1.8 billion in savings and I think also here just can congratulate, I'm very impressed, yeah, by the implementation skills and capabilities of Roche.

Still we have CHF600 million to deliver, but that looks quite promising and we will definitely have a continuous focus, yeah, on productivity improvements and also on the net working capital as I tried to illustrate with the trade receivable situation. That we drive innovation and growth goes without saying, the progress in the pipeline; the three enemies, yeah, and certainly also, the launch of the 16 key diagnostic products is something which will drive our growth momentum. But we have to bring both things together: efficiency, innovation and growth. And when we do that, I think we will have a great future.

The outlook for 2012, I think Severin said everything. So there's nothing else to mention. Once again, yeah, when you look at the dividend outlook, let me say it once again, we are really committed to our attractive dividend policy and the Illumina transaction is not going to harm this.

Thanks a lot for your attention.

Severin Schwan
Chief Executive Officer, Roche Holding AG

Thank you, Alan. And with this, I suggest we go directly into your questions. Can we have the first question please? Sachin?

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

QUESTION  AND ANSWER SECTION

Sachin Jain
Analyst, Merrill Lynch International (United Kingdom)

Q:
Hi. It's Sachin Jain from Merrill Lynch. A couple of financial and then a couple of therapeutic area questions please. Firstly, on the dividend, I know you've continuously reiterated attractive, and I guess attractive means continued growth in dividend in absolute terms, but does that also leave scope for increasing the payout ratio from here?

Secondly, you've mentioned net working capital as one of the key priorities for this year. At the interim results, you put up a slide of free cash flow conversion as a percentage of sales related to peer group. I wondered if you would provide a bit more color as to where you see potential for improvement and then how much is the scope there?

And then for Pascal, a few questions on the Hep-C space, if I could. Firstly, on Pegasys, how do you view the risk longer-term from interferon-free regimens?

Secondly, two dyanamics today, they've dropped Mericitabine. Are you seeing it still within your slide pack, just what's the difference there?

And then, finally, you have a Phase II study, interferon-free, called INFORM-SVR. I notice in the slide pack, you're adding a third arm to that study, which is undisclosed yet. Just some more details there please. Thank you.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Alan, do you want to start off for the financial questions?

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG

A:	Yes, sure. I think when you look at net working capital, I think it's quite evident. Should we sit here, Severin, or how shall I do?

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Feel free to stand up. How you feel best just to get your guidance, yeah. It's the guidance.

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG

A:
No, I think when it comes to net working capital, I think one thing is straight receivables. I mentioned the topic, yeah, and we work on this continuously. We have a good program. We'll follow it up. And let's see where we can get to. Another point to mention is inventories we look at and even the payables is something we can address in a better way. And we have a lot of procurement programs running at the company. Honestly, I cannot give you a good number on this, yeah. You've seen when you look at our numbers, yeah, that, in fact, we have not improved, yeah, in net working capital. So that's definitely something we can in 2012.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

The point I would like to mention is just one element. When you look at our operating free cash flow generation overall, it has been quite tremendous. So I [ph] sing (1:03:19) with my own messages, we can still improve, that's my message.

The dividend, yeah. I think very clear. As we've said, I think we want to stick to our attractive dividend policy. That's what we're going to do. And Illumina is not going to hold us back, yeah, from this attractive dividend policy, and that's what we're going to do.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:
I mean also, we have a certain tradition here. I mean, we have increased the dividend 25 years in a row, and we are committed to continue with an attractive dividend as we go forward. But remember back last year, we gave a more concrete guidance and then it fell all over because of the currencies developments. So in few of the uncertainties and volatilities, we have this time, so we said, we give you as investors the commitment that we stick to an attractive dividend policy, then we'll see how things develop and we'll adapt accordingly. I hope this gives you a bit of flavor how we think about it.

Good. We had also questions on the Hep-C Franchise, Pascal. Please feel free to stand up.

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

A:
Yeah, so the Hep-C franchise, great question. It is a fast moving ground as you can imagine. Everything is changing very rapidly. The good news first. We have reached 90% market share with Pegasys in the United States, 90% and nobody thought we could ever achieve that in new patients, so a really fantastic result. And in Europe, we're still growing, but we're still behind the – we hope that we will grow as the new DAs get reimbursed and launched. So, that's the good news today.

The question, I would not say bad news because we don't know yet, the question in the long run is what will happen to Pegasys. Number one, we need to know what comes out of the Pharmasset Gilead study 7977 in combination with ribavirin. We know it works in genotype 2/3. We have to know whether it works and what that means in genotype 1. We need to know what kind of level of SVR and we know that the two 1A, 1B genotypes don't respond the same way to those agents.

If the SVR in genotype 1A and B is very high, that would be a game changer, no question. It will be a game changer at least in – I would say at least in the United States because then the next question will be pricing. And if you think of countries like China, price will remain an issue and there is, I believe, still – even if 7977 ribavirin worked very well, there is still a place for combination of Pegasys with possibly Danoprevir tomorrow. Danoprevir, Broceprevir today, Danoprevir tomorrow, and other condition, the pricing is right.

There is also probably a place for this combination in some countries in Europe. In fact, what we find is that with Boceprevir/Danoprevir in Italy, Spain, et cetera is that they rapidly achieve reimbursement on a national level. And then you go to a hospital and we promote Pegasys in combination with those agents, of course, but the hospitals have no money. So you have technically a reimbursement at the national level. No money in the budget in a hospital, so they want to keep using Pegasys. So I think in price-sensitive markets, or at least regions in some countries including in Europe, there will still be a place for Pegasys, declining but certainly a place.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

Now, so that's if 7977 ribavirin works. If the SVR is lower, 60%, 70%, then we have to wait for what happens with the other combinations, and you'll be looking for 2DS, 3DS combinations. The wall of interferon will still have to be defined. So the picture would be a little bit less clear I guess here.

So I think is all – in April will tell us a lot of about external data like 7977, other combinations, our own combinations, where we'd present the dorphin results Pegasys, Danoprevir will present some of our studies, PROPEL, et cetera. And so, that's one step and then SLD later in the year will be another milestone. I think by the end of the year, we should all have a much clearer view of what the future looks like, but today, it's still fast moving.

Last question was Mericitabine. It's still in our pipeline. It's still in our portfolio and the third arm I can't answer, we're still working on a design. So we will be able to communicate that at a later stage.

Sachin Jain
Analyst, Merrill Lynch International (United Kingdom)

Q:	I don't know whether you can provide color. Why did Chugai drop Mericitabine?

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

A:
Well, they have their own priorities, of course, and there is a number of our products that they have decided to not take forward at this point because you saw their margins are squeezed and they have to prioritize clearly their portfolio. And there's so many products in our own portfolio that they can't develop at this point everything.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Thank you. Alexandra, please. Can we have the mic in the second row? Yes.

Alexandra M. Hauber-Schuele
Analyst, JPMorgan Securities LLC

Q:
Thank you. Couple of questions, could you just give a little bit more color on really how that Japan effect affected your Pharma margin and possibly the line items because frankly, at face value, it's really hard to find the Operational Excellence savings? And it's probably the most obvious when you look at things like, say, at Pharma sales and marketing, which declined by 6%; that's about CHF400 million in local currency, yet you were supposed to save CHF900 million. And specifically, I do understand that was supposed to offset some headwinds, but none of the headwinds I would have expected to affect the absolute level of sales and marketing spend.

And then, on that notion, how much – what are the headwinds you're having in 2012, because I'm quite surprised you're not factoring a greater extent of margin expansion in your bottom line guidance, given that we should exceed the same level of deleveraging contributing to the earnings growth this year? So is that Japan effect extending into 2012? And what are other possible headwinds, apart from pricing in Europe?

Also, I was quite surprised that the TML study didn't feature more prominently either in your press release or even in the presentation apart from your very brief comment on that. It may have read across into other indications. Should we really interpret that maybe the – despite an overall survival benefit, the clinical effect was not that impressive?

And the final question is just I noticed that you were writing off about 20% of the intangible of your 2007 acquisitions in Microarrays and Sequencing, which I guess highlights the technology risks in that area. Now you're

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

proposing an acquisition that's more than 10 times that. So I'm just wondering how many billions of technology risk you're prepare to put on the balance sheet.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:
Okay, perhaps I can start with some of the questions before I hand over to Pascal, in particular for Japan, and then also a bit of advertising for TML. So the write-off we took in Sequencing, even though it sounds big in relative terms, it was a relatively small amount. I don't even know the amount any more. It is in the annual report, but it's very small, a couple of million Swiss francs.

Alexandra M. Hauber-Schuele
Analyst, JPMorgan Securities LLC

Q:	That was just because the assets were a lot cheaper back then.

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG

A:	CHF59 million.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:
Yeah, CHF59 million, yeah. Just to put it into perspective. So it's a bit of a different dimension. And in our business, we do lots of licensing deals. We do lots of acquisitions and you do have regular write-offs on certain technologies, on certain assets, which we get in. This is part of our business. So I wouldn't overestimate that too much.

Perhaps, Dan, you can then also comment a bit how this relates...

Alexandra M. Hauber-Schuele
Analyst, JPMorgan Securities LLC

Q:	So you're saying that today that your uncertainty on the technology value is smaller than 20%?

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:
Perhaps, Dan, you can then comment a bit more on the technology and the importance of the technology. Let me then also cover the question on the 2012 outlook and the margin expansion. Look, I mean it's so early in the year and there are so many factors which can come in over the years, it's really volatile times. And what we provide you is with an overall guidance for the full year and then, of course, you can dig into each of those effects and I am happy, Pascal, if you comment a bit more on Chugai, but that's the guidance we give. We give overall guidance. We are not giving a guidance on a product level, on a line item level. At the end of the day, there are surprises, there are ups and downs and we'll see where we'll come up. And if there's necessity to update the guidance over the year, we will do this as we did in the past.

Alexandra M. Hauber-Schuele
Analyst, JPMorgan Securities LLC

Q:	So what are the big swing factors then?

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:
Yeah, there are no specific big swing factors which we could point out at this point. Otherwise, we would already recognize it. I mean, if I knew there was another earthquake somewhere in the world, I would put it in, I don't know. If I knew what was happening to the euro, I would fill it in, but I don't know. If I knew how exactly our franchises develop, and how our competitors develop, and what is happening in the Hep-C franchise, and what is happening in other franchises, then I would be more specific. This is the nature of the guidance that at the beginning of the year, you have more uncertainty and then, as you progress, we can tighten it up as we did in the past.

With this, Pascal, start off with TML. This is the most exciting part of your question.

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

A:
Yeah, TML is – I mean you make a very good point actually, Alexandra, and I think what you see here is a reflection of the fact that Roche Genentech is fundamentally a science-driven organization. People really make decisions based on the science. And then if you look at this, essentially what the TML study tells you is that the patients who received Avastin in the second-line setting, after receiving it in the first-line setting, did better than those who didn't receive it in the second-line setting, only in the first-line setting, right. It doesn't tell you that patients would do even better if you treated them on a continuous basis. So you have two cycles of treatment and a gap in-between, right.

So, on that basis, you conclude, well, we already have an indication in the second-line setting, so that will help us a little bit, but the expansion is limited. And that's what the science tells you, that's what the data tells you, and we have another couple of studies that will fill the gap, showing that continuous treatment may help. So that's what you see here.

Now, if you ask me – my belief, and it's only a speculation and a belief, I don't have anything to prove it, but if you put together the preclinical data we have, the registry data we have in colorectal in particular, if you add to this GOG, the ovarian data, if you put together TML now, I think what you see is a picture emerging that when you start Avastin, you should not stop and patients should be treated on a continuous basis.

Now, as soon as you conclude this and you think you can change physicians' behavior and they will actually do this indeed because today what they do is that after six months of Avastin treatment colorectal, they stop together with the chemotherapy. If you can change that behavior and convince them to treat on a continuous basis, then the upside is a lot more. But we have to do two things to be able to unlock this. I think first of all, we need more data, and secondly, we need to find a niche solution to this economic issue that is going to emerge.

Because when you talk to physicians, in particular in Europe today, and you say, why do you stop after six months, they all come up with some reason, logical reason. The reality is that cost is becoming suddenly an issue for them. So we're going to have to develop a solution to help them also manage that cost because if patients are no longer treated six months for the whole duration of treatment, of course, we have to find solutions to this. But overall, I think the opportunity in the long-run is quite substantial. I completely agree with you. In the short-term, based on the data we have, it's probably more limited, so that's TML, but...

Alexandra M. Hauber-Schuele
Analyst, JPMorgan Securities LLC

Q:	So you need another study. You need the continuous...

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

A:
We have two studies running now, CAIRO-3 and another one that are looking at the question I'm raising now, which is this gap, which is probably two/three months on average in between two courses of treatment. And also, beyond the second line, you could treat patient – in fact, you should treat them forever really. If you have metastatic colorectal cancer, you should be treated almost forever.

It may also well be that it is what emerges with Herceptin by the way and it may be a pattern with this monoclonal antibodies. We know that patients who get Herceptin, stopped and get retreated, do better. So that tells us that we have a reasonable chance that [ph] HER2 (1:17:19) will be positive, in which case you treat longer again. So, that's TML.

I mean I think mid to long-term, it is a great opportunity, also because it will change the perception people have of Avastin in different indications. In the short term though, what you see reflected is the fact that the science only tells us second-line treatment.

The first question about Japan, I mean I can only repeat what Alan told you is that when the earthquake happened, a lot of hospitals basically sort of wondered whether we could continue to supply and they ordered more. And we also wanted to make sure they had enough. So the first half, they ordered more; the sales were higher. In the second half, essentially they used what they had bought from us and bought less. In the meantime, we maintained our investment and our expenses because we needed to kind of keep investing in our future and we have a portfolio and we need to sustain the business, so the margin declined.

The impact you see is mainly Japan, but I have to say we invested in China. You saw this number 770 more staff in China. It's a huge increase. We've invested. We are expanding rapidly and we're talking about further expanding in China. It's an amazing country. We're now talking about expanding to small cities of about a million people each, so, that's where we are at, and so that cost and we also invested in the prelaunch and the launch of new products in the United States.

I think we have to realize now the portfolio is gaining momentum and becoming stronger, but, of course, we have now to launch those products, and we can't completely constantly only redeploy expenses from all our products to new products. There is some additional investment that is needed.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Thank you. Let's see if we can take one of the questions there. Yes. Yes, [ph] Joan (1:19:23)?

Q:
A few please. The CHF2.3 billion of receivables from Southern Europe that you have, how much does that represent as a multiple of the sales in those relatively small countries? And realistically, how much chance have you got of getting that money back? You talk about intent conversations with your customers in your annual report, in your way of trying to get that money back. But I wonder if you could give us some sort of guide as to when we could start to see that come back?

And looking at your acquisitions, it's terribly easy with the low cost of finance to get anything to be earnings accretive, but, of course, that isn't the measure I'm sure that you use. If we used Ventana as a good Diagnostics

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

acquisition that you've made some time ago and has now bedded in, can you give us some sense of the return on investment that you've made and how you see return criteria for looking at these acquisitions?

And a final quick one, where you talk about having two different brands in countries like Egypt, the two brands of Pegasys. How much cheaper do you have to make the brand that you sell to the public market versus what you have in the private market? Just to give us some sense of what the price reduction for volume uplift might be.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:
Okay. Perhaps, I can start off in terms of how we look at acquisitions. There are, of course, many criteria you would apply when you go for an acquisition and there is a lot about the strategic fit, there is a lot about the synergies. In the case of the Illumina, it is really about synergies of bringing this technology into our global network, of moving this technology in the longer term from the research into the clinical setting.

But eventually, you are right. It's not a question of is it accretive or not. If you look at the specific transaction, if it comes to the financials, what you look at is what are the expected cash flows. And based on the expected cash flows, you calculate back and say, this is what we believe is still attractive for our shareholders. And we do believe that with the synergies we can create by combining the two organizations, we can make this extremely attractive to both shareholders; to the shareholders of Illumina and to the shareholders of Roche.

As far as Ventana is concerned, it was certainly a successful acquisition and a lot is due to the fact that we integrated it very successfully, that we invested into the business. And as an aside of this, of course, that we could grow the business, both from material graphical point of view, but also in terms of new applications and broadening our offering.

Your second question on the accounts receivable in Southern Europe, now actually our days outstanding are pretty high because we have most of our business, if not the entirety of business, to public hospitals. Our business in Southern Europe to the private channels is very, very small. Due to the specialized nature of our products, we really sell into public customers. And unfortunately, the payment morale of the public customers is not the best in Southern Europe, so it is relatively high.

Alan, if you have the exact data, perhaps you can share this with us. I don't know whether we publish it in detail, but it is high, it is relatively high.

Now the question is how big is the risk associated with that. And I think here we have to differentiate. In Greece, it was a pretty severe situation and we could really mitigate the risks there with the government bonds. I mean that's bond goal brought down the accounts receivable, admittedly with a discount, but it brought down the risk quite dramatically.

If you compare it with countries like Spain or Italy, the situation is very different because here, you have to differentiate. You have many customers who pay very well, but you do have certain customers, you do have certain regions where payment moral, unfortunately, is not very good. And this is where we are working very closely with the customers. This is where we try to find solutions to keep cash flows coming in and actually this is working quite well.

We see progress here and, of course, it's also a matter of insisting on credit terms. Those customers who haven't paid for a long time, and that can be up to three/four years, we are getting very strict and we're insisting on our credit terms. So I believe it is an important area to monitor, there is no doubt. We have certainly tightened our policies to be sure that we don't accumulate risks here. Overall, I see good progress.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG

A:	Should I add?

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Yes, please. Please.

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG

A:
Well, okay. What we disclose is, in fact, the overdue assets. That's what we're doing as of the analysis of the overdues, yeah, for loans and receivables. And I think you see here the pattern that we're having. It's on Page 126 in the financial report. There you see a little bit of uncertainty. This is not all Southern Europe, yeah. Let me say that first, yeah, certainly not. The situation in Southern Europe is one, yes, that we flag here, but I would also say at the same token that we're seeing now really progress since a couple of months, yeah. And even when you look, for example, at Greece, I think we can definitely say that our cash-ins that we're having at the moment really are coming in at the right level.

So I think we are really progressing. And when you look really at the overdues on this Page 126, you see really the pattern, yeah, in the last two years has not changed massively. I think the other point is more than one year has reduced quite significantly and that certainly comes from the Greek one. So that helped us and we moved really into the right direction.

So, what I would say, is there risk? Yes. Are we doing everything at the moment to mitigate that risk and bring in the right direction? I would say so. And I think we're really a front runner here in the industry.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Okay. Your other question was on the pricing for second brands like in Egypt. Alan, you had still another comment?

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG

A:	Yeah. There was a – did you answer the acquisitions completely?

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Yes, I think so.

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG

A:	Okay. Fine.

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

A:
Yeah. And just add maybe one thing about this receivables. I mean in Europe today as a country, the biggest risk is Greece. For us, it's not the big risk because, in fact, I have to add to what we did in Greece because it was not as simple as selling those bonds. We've also been working very hard to reduce the receivables and, in fact, for several months, we've been collecting more than we were selling. So, beyond the bond sale, we have also been able to reduce the receivables and today, Greece is relatively small as an exposure. The other countries are bigger.

In term of the pricing of the second brands, I can't answer that question for two reasons. First of all, for competitive reasons, I would not want to comment. And secondly, it really varies dramatically from one country to another, so there is a whole range. I think the one thing I'd like to tell you though is that typically it is basically pure additional sales that we achieve because we get into a public segment for instance and what we sell at the price we agree to sell at is incremental to the existing sales. So it never really impact our existing business negatively if you want.

Including China, for instance. Some people were wondering, okay, are you dividing your price in half. The reality is that most patients didn't get treated more than six months. So, by giving the second six months a bit more free of charge, we don't lose anything, we just make sure patients are properly treated.

And, as a result, we also initiate more patients because, as I said earlier, physicians feel more comfortable convincing patients to pay for five or six months of treatment because they know they will get the whole course that they need for their disease. So, in fact, we generate additional sales.

And essentially, what this is going to do is that progressively decrease our average price if you want over time, but the volume increase will far more than compensate. In any case, over the next three to four years the biosimilars will be coming with pricing pack. By the time they come, our price will slowly have eroded and the volume expanded. And you see the impact on actually dollar sales is very substantial. We had tremendous growth for Herceptin, MabThera in the emerging markets last year.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Okay. Thank you, Pascal. Can we have the microphone further back in the last row?

Q:
Thank you. Two questions on financials if I can. Alan, Slide 70, you showed us the analysis that you had done on balance sheet leverage and your reasoning for why Roche should target 0% to 15% leverage. I guess my interpretation of the picture is slightly different. It basically says irrespective of leverage, Pharma is a AA credit industry. So, given the advantages that there could be to shareholders of returning more cash, why don't you stick with 30% leverage and just give the money back?

And I guess a follow up question to that. We had an earlier question about dividend payout ratio. The question, I think, was asked was would it go up? Could I ask it another way? Is there any circumstance where the payout ratio could go down, given your attractive dividend payout ratio?

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:
On the second one, I wouldn't comment specifically. If – yeah, if I would, I think I would have been able to write it right into the guidance in the first instance. So be assured, our dividend policy will remain attractive.

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

As to the second one, Alan, can you give us more flavor on the leverage and your thinking about that?

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG

A:
Look, I think first of all, I think we can all stipulate. It's a AA, in our case AA minus industry, and I have to say, I'm happy also to say and to state that both rating agencies, yeah, keep our rating, yeah, at the same level, despite the fact that we have announced that we really go after Illumina. So that's perhaps the first point I can make here.

And look, I think we can always debate, yeah, this 0% to 15% and what the right leverage is and whatever. Fact is we are 25%. Fact is, yeah, that we are doing actions at the moment to increase the debt, yeah, in fact. And also, fact is that we are trying to be pretty effective when it comes to cash flow generation to bring that debt down, yeah, and to generate a lot of cash.

So I think we are pretty much doing everything, yeah, that you're asking for and I think things here move in the right direction, yeah. We can debate that 0% to 15%. I think that's really something where we said, this is right way to go, this is the right area to be, and we strive for that.

Q:	Thank you.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Yes, please. Go back to your line. We'll start here in the second row and then we'll move to the fourth row. I think we should still have time.

Amit Roy
Analyst, Nomura International Plc

Q:
Yes, Amit Roy from Nomura. A Couple of questions on pertuzumab and then a follow up question on TML. On the pertuzumab study, I guess the question is this. You have touched upon this earlier, specifically HER2 positive first-line metastatic breast cancer patient would have had Herceptin in early stage typically because most of those patients would have progressed from adjuvant therapy.

In the CLEOPATRA study, only 88 patients actually had Herceptin beforehand; that's about 10%. Do you think the regulators are going to have an issue with the fact that that study doesn't really reflect the types of patients that are at least in the developed world because it was an emerging market study?

Secondly, in terms of the patient characteristics in CLEOPATRA. It's notable that approximately half of the patients were double positives, so that's a HER2 positive and ER positive, which is a bit odd. Normally, it's about 20%. And so my question related to that is did all of the patients receive prior hormone therapy in the metastatic? I can't find that in the write-up. I can only see if they got it in the adjuvant, but they would typically have got hormone therapy first before receiving Herceptin, or was that a case for CLEOPATRA?

And then, in terms of TML, as you rightly say, the TML study proved second=line Avastin works which we already know from the labeled information. In order to get more physicians to prescribe Avastin, shouldn't you be having a line in that study which has no Avastin in first line, but Avastin in second line, to test whether giving Avastin

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

first and second is better than giving it either first or second, [ph] but beyond that it's (1:32:59) essentially missing? Many thanks.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Pascal?

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

A:
Yeah. I mean the first question is – pertuzumab, the two sub-questions, here. The answer to the first one is no, we don't – I mean, I'm not aware of any concern that we have. And certainly our teams, the regulatory teams are relatively optimistic as to how fast we will get approval in the United States. So there is no specific concern there.

As far as the second question, I must say I can't answer that one. We will have to get back to you, unless, Karl, you have the answer only now, but otherwise, we'll get back to you and I give you some more details on this one. But no, I mean, in fact, everybody is very optimistic we should get approval. In fact, we may even have approval fast. I mean, hopefully, maybe not, we'll see. So, I mean, all scenarios are there, but...

Amit Roy
Analyst, Nomura International Plc

Q:	And sorry, is there a panel? Do you have a panel date at all?

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

A:
We don't know. We don't know yet. That's why I'm saying maybe yes, maybe no, but I mean, the strength of the data is making us optimistic is what I'm saying. We don't have any other information other than that, yeah.

And the other question, TML, yeah. No, I think the more – to be honest, the more interesting question is what happens that we need to test is what happens if you start with Avastin and never stop versus what you do today. That's really what we need to demonstrate that now in all our studies, what we need to consider is basically longer treatment duration with Avastin.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Thank you. We can take the question, Andrew.

Andrew S. Baum
Analyst, Citigroup Global Markets Ltd.

Q:
It's Andrew Baum from Citi. Three questions. The first one, should I assume that the percentage of patients with metastatic colorectal, who currently see Avastin in multiple lines is somewhat less than 10%?

Second question, in terms of your guidance for next year, what are your assumptions for Lucentis given the dynamic with [ph] ALA (1:34:56)?

And then the third question is the two larger short-duration Herceptin trials are now fully accrued and will presumably report out fairly soon. What do you think it would take to change clinical practice towards adopting

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

six months duration of Herceptin? Is two – one trial sufficient and do you think there will be a difference in the dynamics between the U.S. and the European markets?

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Pascal?

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

A:	The first question, yes. The answer to the Avastin question, yes, that's correct.

Second question Lucentis, we're still early in the year in terms of assessing the impact of [ph] ALA (1:35:39), but what we see is relatively [indiscernible] (1:35:44) response from physicians to the use of that product. So our expectation is that it will have an impact, of course. As I said, we will grow with DME, but only in the second half of the year because we need to get approval first. And we will have an impact on AMD and RVO, essentially AMD, a little bit less RVO. So we are modeling an impact on AMD and a smaller one on RVO. AMD, we grew our share in Q4 versus Q3, as I said before. But we have to assume we will be impacted.

So overall, our assumption for 2012 for Lucentis is a flat to moderate decline. And that's the best I can say at this point. In a few months, when we have more experience with the [ph] ALA (1:36:38) launch, we could be more specific, but that's basically where we are at this stage.

And your third question on the what sorry?

Andrew S. Baum
Analyst, Citigroup Global Markets Ltd.

Q:	Third question was on the duration of Herceptin trials.

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

A:
Oh yeah. Yeah. Well, I mean, I think really there the HER2 we'll read that soon. So we will have those data and in all likelihood, we'll have those data before the short-term duration. I mean, the faster in France is delayed, as we can see. And so, our assumption is that HER2 we'll read that before the shorter duration study, so we'll have the answer there. As I said earlier, we are relatively hopeful it will work, even though I can't – account anything else. I can only speculate at this point, I don't know, but we have data showing that when you retreat – when patients are retreated, they do better than not being retreated. So that's a kind of a hint that we you get that hopefully HER2 will work. But in any case, that will come out before the other smaller studies.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Okay. So, if we have perhaps one last question here in the [ph] plane (1:37:45) and before we go into the breakout sessions?

Q:
I was just curious. The Illumina acquisition seems to have some competitive aspects coming up with other companies introducing chip technology, which would be at a substantially lower cost. So I wanted to just

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

understand how do you think about that in terms of your timing of the offer and why that's not a question of when and how?

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Okay. Dan, please?

Daniel O'Day
Diagnostics Division, Chief Operating Officer, Roche Holding AG

A:
There are two aspects to that. I mean, first of all, obviously, we believe that the Illumina technology is really – it's a market leading technology. It's significantly advanced. The other technologies out there, of this nature, are more in a feasibility stage. I mean, I think we feel very confident that, that will continue, and we also feel confident that we'll continue to invest in the Illumina technology to keep it up with other technologies out there. So, I don't want to comment specifically on any one particular competitive product, but we certainly look to the competitive landscape and are confident that Illumina has the right technology for now, but also for the medium and longer term in terms of how we progress.

Severin Schwan
Chief Executive Officer, Roche Holding AG

A:	Thank you, Dan.

Severin Schwan
Chief Executive Officer, Roche Holding AG

Karl, may I ask you to give us some logistic details, how we break up, into which rooms? If we could have the microphone for Karl?

Karl Mahler
Head-Investor Relations, Roche Holding AG

[indiscernible] (1:39:17) finance will stay here and there was a [ph] bold alliance (1:39:21) to mingle, get together on six o'clock because then I could remind [indiscernible] (1:39:28) six o'clock of [indiscernible] (1:39:32) over there on the other side and yeah, so then we can talk to the management more on an informal level.

Unverified Participant

Double sessions or?

Karl Mahler
Head-Investor Relations, Roche Holding AG

Sorry?

Unverified Participant

Is it double sessions or?

Roche Holding AG (RO.CH)
Q4 2011 Earnings Call - London	01-Feb-2012

Karl Mahler
Head-Investor Relations, Roche Holding AG

It's double sessions. So, it's 30 minutes and five minutes switchover, yeah. So you will have the opportunity to see each breakout session twice, if you want, or you can move one...

Severin Schwan
Chief Executive Officer, Roche Holding AG

Okay.

Karl Mahler
Head-Investor Relations, Roche Holding AG

Okay. Thank you.

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